UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2013

DYNAVAX TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-34207	33-0728374
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2929 Seventh Street, Suite 100

Berkeley, CA 94710-2753

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 848-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 29, 2013, Dynavax Technologies Corporation (“Dynavax”) entered into an At Market Issuance Sales Agreement (the “Agreement”) with MLV & Co. LLC (“MLV”) under which we may offer and sell our common stock having aggregate sales proceeds of up to $50,000,000 from time to time through MLV as our sales agent. Sales of our common stock through MLV, if any, will be made by means of ordinary brokers’ transactions on The NASDAQ Capital Market or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and MLV. MLV will use commercially reasonable efforts to sell our common stock from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). We will pay MLV a commission of up to 3.0% of the gross sales proceeds of any common stock sold through MLV under the Agreement. We have also provided MLV with customary indemnification rights.

We are not obligated to make any sales of common stock under the Agreement. The offering of shares of Dynavax’s common stock pursuant to the Agreement will terminate upon the earlier of (i) the sale of all common stock subject to the Agreement, or (ii) termination of the Agreement in accordance with its terms.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. This Current Report on Form 8-K also incorporates by reference the Agreement into the shelf registration statement on Form S-3 (File No. 333-175645) previously filed with the Securities and Exchange Commission.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

1.1	At Market Issuance Sales Agreement, dated March 29, 2013, by and between Dynavax Technologies Corporation and MLV & Co. LLC.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2013	DYNAVAX TECHNOLOGIES CORPORATION

	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President

EXHIBIT INDEX

Exhibit Number	Description

1.1	At Market Issuance Sales Agreement, dated March 29, 2013, by and between Dynavax Technologies Corporation and MLV & Co. LLC.

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).